Exhibit 99.1

 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
REPORTS RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2016

THIRD QUARTER
- Net revenues increased 8% at constant rates to US$ 126.7 million -
- Operating income decreased 71% at constant rates to US$ 8.4 million -
- OIBDA more than doubled to US$ 18.0 million -

NINE MONTHS
- Net revenues increased 5% at constant rates to US$ 430.9 million -
- Operating income increased 22% at constant rates to US$ 60.0 million -
- OIBDA increased 31% at constant rates to US$ 88.8 million -

HAMILTON, BERMUDA, October 25, 2016 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange - CETV) today announced financial results for the three and nine months ended September 30, 2016.

Operational and financial highlights:

•	TV advertising revenues increased nearly 5% at constant rates in the first nine months of 2016, which included growth in the three largest markets, the Czech Republic, Romania and the Slovak Republic.

•
Carriage fees and subscription revenues increased 8% at constant rates in the first nine months of 2016 due primarily to growth in the number of subscribers, better channel offerings, and new channel launches.

•
Overall costs charged in arriving at OIBDA were flat at constant rates in the three and nine months ended September 30, 2016 as an increase in content costs was more than offset by savings in other costs.

•	OIBDA margin increased to 14% and 21% in the three and nine months ended September 30, 2016 from 7% and 16% in the same periods in 2015.

•
Operating income for the nine months ended September 30, 2016 increased 22% at constant rates. Excluding the reversal of non-cash charges in 2015 related to tax audits in Romania, operating results for the three and nine months ended September 30, 2015 were a loss of US$ 1.3 million and income of US$ 36.1 million, respectively.

•
Unlevered free cash flow for the nine months ended September 30, 2016 increased 44%, reflecting the improvement in OIBDA and lower capital expenditures, but cash flows from operations declined because we paid more interest in cash and elected to repay US$ 27.5 million of guarantee fees previously paid in kind.

•
Cash generated by the business and the year-on-year improvement in OIBDA reduced the net leverage ratio below seven times, so the cost of borrowing on approximately half of our debt will now decrease an additional 100 basis points to 9%.

Michael Del Nin, Co-Chief Executive Officer, commented: "These results are, on a relative basis, arguably the best we have seen all year. Due to the combination of robust revenue growth and effective cost control, we've more than doubled OIBDA in the quarter compared to the same period in 2015. We believe these results keep us well on track to deliver another full year of excellent financial performance."

Christoph Mainusch, Co-Chief Executive Officer, added: "Our results today reflect not just an improvement in profitability, but also better engagement with our audiences as the gap between us and our closest commercial competitor widened in five out of six markets during the third quarter. We believe we continue to provide the most efficient medium for advertisers to reach consumers in all countries in which we operate."

In this release we refer to several non-GAAP financial measures, including OIBDA, OIBDA margin, free cash flow and unlevered free cash flow. Please see “Non-GAAP Financial Measures” below for additional information, including definitions and reconciliations to  US GAAP financial measures.

- Continued -

Consolidated Results for the Three Months Ended September 30, 2016

Headline consolidated results for the three months ended September 30, 2016 and September 30, 2015 were:

(US$ 000's, except per share data)	For the Three Months Ended September 30,
(unaudited)	2016	2015	% Actual	% Lfl (1)
Net revenues	$126,706	$117,322	8.0%	8.2%
Operating income	8,384	28,853	(70.9)%	(70.5)%
Operating margin	6.6%	24.6%	(18.0) p.p.	(17.7) p.p.
OIBDA	18,014	8,353	115.7%	120.7%
OIBDA margin	14.2%	7.1%	7.1 p.p.	7.2 p.p.
Loss from continuing operations	(19,823)	(21,510)	7.8%	9.3%
Fully diluted loss from continuing operations per share	$(0.14)	$(0.17)	17.6%	22.2%

Consolidated Results for the Nine Months Ended September 30, 2016

Headline consolidated results for the nine months ended September 30, 2016 and September 30, 2015 were:

(US$ 000's, except per share data)	For the Nine Months Ended September 30,
(unaudited)	2016	2015	% Actual	% Lfl (1)
Net revenues	$430,912	$410,289	5.0%	4.8%
Operating income	60,038	48,055	24.9%	22.4%
Operating margin	13.9%	11.7%	2.2 p.p.	2.0 p.p.
OIBDA	88,754	66,612	33.2%	30.7%
OIBDA margin	20.6%	16.2%	4.4 p.p.	4.1 p.p.
Loss on extinguishment of debt	(150,158)	—	NM (2)	NM (2)
Loss from continuing operations	(201,766)	(103,422)	NM (2)	NM (2)
Fully diluted loss from continuing operations per share	$(1.42)	$(0.79)	NM (2)	NM (2)

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

Teleconference and Audio Webcast Details

CME will host a teleconference and audio webcast to discuss its third quarter results on Tuesday, October 25, 2016 at 9 a.m. New York time (2 p.m. London and 3 p.m. Prague time). The audio webcast and teleconference will refer to presentation slides which will be available on CME's website at www.cme.net prior to the call.

To access the teleconference, U.S. and international callers may dial +1-646-254-3369 ten minutes prior to the start time and reference passcode 7983768. The conference call will also be audio webcasted via www.cme.net. It can be heard on iPads, iPhones and a range of devices supporting Android and Windows operating systems.

A digital audio replay of the webcast will be available for two weeks following the call at www.cme.net.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, those factors set forth under "Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2016 as well as the following: levels of television advertising spending and the rate of development of the advertising markets in the countries in which we operate; the impact of global economic conditions on our markets; the extent to which our liquidity constraints and debt service obligations restrict our business; our success in continuing our initiatives to diversify and enhance our revenue streams; our ability to make cost-effective investments in our television businesses, including investments in programming; our ability to develop and acquire necessary programming and attract audiences; our ability to refinance our existing indebtedness; changes in the political and regulatory environments where we operate and in the application of relevant laws and regulations; our exposure to additional tax liabilities; and the timely renewal of broadcasting licenses and our ability to obtain additional frequencies and licenses.

The foregoing review of important factors should not be construed as exhaustive. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" and “Forward-looking Statements” sections in CME's Quarterly Report on Form 10-Q for the period ended September 30, 2016. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the period ended September 30, 2016, which was filed with the Securities and Exchange Commission on October 25, 2016.

We make available free of charge on our website at www.cme.net our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Please note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and posts to the Investors section of our website, www.cme.net. In the future, we will continue to use these channels to communicate important information about CME and our operations. Information that we post on our website could be deemed material. Therefore, we encourage investors, the media, our customers and others interested in CME to review the information we post at www.cme.net.

CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME broadcasts 36 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma, Nova World and MiniTV), the Czech Republic (TV Nova, Nova Cinema, Nova Sport 1, Nova Sport 2, Nova International, Fanda, Smichov and Telka), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania, PRO TV Chisinau and Acasa in Moldova), the Slovak Republic (TV Markíza, Markíza International, Doma and Dajto), and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

###

For additional information, please visit www.cme.net or contact:

Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000's, except per share data)
(unaudited)

	For the Three Months Ended September 30,
	2016	2015
Net revenues	$126,706	$117,322
Operating expenses:
Content costs	64,487	58,983
Other operating costs	17,024	17,180
Depreciation of property, plant and equipment	7,557	6,974
Amortization of broadcast licenses and other intangibles	2,073	2,695
Cost of revenues	91,141	85,832
Selling, general and administrative expenses	27,181	2,403
Restructuring costs	—	234
Operating income	8,384	28,853
Interest expense	(27,636)	(43,998)
Non-operating income / (expense), net	387	(6,477)
Loss before tax	(18,865)	(21,622)
(Provision) / credit for income taxes	(958)	112
Loss from continuing operations	(19,823)	(21,510)
Loss from discontinued operations, net of tax	—	(265)
Net loss	(19,823)	(21,775)
Net loss attributable to noncontrolling interests	196	253
Net loss attributable to CME Ltd.	$(19,627)	$(21,522)

PER SHARE DATA:
Net loss per share attributable to CME Ltd.:
Continuing operations - Basic and diluted	$(0.14)	$(0.17)
Discontinued operations - Basic and diluted	0.00	(0.01)
Net loss per share - Basic and diluted	(0.14)	(0.18)

Weighted average common shares used in computing per share amounts (000's):
Basic and diluted	153,494	147,054

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000's, except per share data)
(unaudited)

	For the Nine Months Ended September 30,
	2016	2015
Net revenues	$430,912	$410,289
Operating expenses:
Content costs	213,747	203,710
Other operating costs	51,417	51,640
Depreciation of property, plant and equipment	22,469	20,911
Amortization of broadcast licenses and other intangibles	6,247	9,628
Cost of revenues	293,880	285,889
Selling, general and administrative expenses	76,994	75,016
Restructuring costs	—	1,329
Operating income	60,038	48,055
Interest expense	(106,335)	(125,862)
Loss on extinguishment of debt	(150,158)	—
Non-operating income / (expense), net	1,636	(22,122)
Loss before tax	(194,819)	(99,929)
Provision for income taxes	(6,947)	(3,493)
Loss from continuing operations	(201,766)	(103,422)
Loss from discontinued operations, net of tax	—	(869)
Net loss	(201,766)	(104,291)
Net loss attributable to noncontrolling interests	387	817
Net loss attributable to CME Ltd.	$(201,379)	$(103,474)

PER SHARE DATA:
Net loss per share attributable to CME Ltd.:
Continuing operations - Basic and diluted	$(1.42)	$(0.79)
Discontinued operations - Basic and diluted	0.00	(0.00)
Net loss per share - Basic and diluted	(1.42)	(0.79)

Weighted average common shares used in computing per share amounts (000's):
Basic and diluted	149,898	146,803

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(US$ 000's)
(unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$64,229	$61,679
Other current assets	268,498	296,605
Total current assets	332,727	358,284
Property, plant and equipment, net	109,424	108,522
Goodwill and other intangible assets, net	788,062	773,405
Other non-current assets	214,023	200,206
Total assets	$1,444,236	$1,440,417

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$172,110	$134,705
Current portion of long-term debt and other financing arrangements	1,258	1,155
Other current liabilities	23,210	10,448
Total current liabilities	196,578	146,308
Long-term debt and other financing arrangements	1,059,670	908,521
Other non-current liabilities	51,820	65,749
Total liabilities	$1,308,068	$1,120,578

Series B Convertible Redeemable Preferred Stock	$252,512	$241,198

EQUITY
Common Stock	$11,392	$10,864
Additional paid-in capital	1,910,620	1,914,050
Accumulated deficit	(1,806,624)	(1,605,245)
Accumulated other comprehensive loss	(232,545)	(242,409)
Total CME Ltd. shareholders' (deficit) / equity	(117,157)	77,260
Noncontrolling interests	813	1,381
Total (deficit) / equity	(116,344)	78,641
Total liabilities and equity	$1,444,236	$1,440,417

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$ 000's)
(unaudited)

	For the Nine Months Ended September 30,
	2016	2015
Net cash generated from continuing operating activities	$42,564	$79,085
Net cash used in continuing investing activities	(19,734)	(26,219)
Net cash used in continuing financing activities	(23,395)	(27,664)
Net cash provided by discontinued operations	705	4,011
Impact of exchange rate fluctuations on cash and cash equivalents	2,410	(1,730)
Net increase in cash and cash equivalents	$2,550	$27,483

Supplemental disclosure of cash flow information:
Cash paid for interest (includes mandatory cash-pay guarantee fees)	$40,877	$10,712
Cash paid for guarantee fees previously paid in kind	27,502	—
Interest and related guarantee fees paid in kind	$22,257	$43,681

Supplemental disclosure of non-cash financing activities:
Accretion on Series B Convertible Redeemable Preferred Stock	$11,314	$12,796

Segment Data
We manage our business on a geographical basis, with six reporting segments: Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia. These segments reflect how CME Ltd.’s operating performance is evaluated by our chief operating decision makers, who we have identified as our co-Chief Executive Officers, how operations are managed by segment managers, and the structure of our internal financial reporting.
We evaluate our consolidated results and the performance of our segments based on net revenues and OIBDA. Stock-based compensation and certain other items are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their respective OIBDA. Intersegment revenues and profits have been eliminated in consolidation.
Below are tables showing our net revenues and OIBDA by segment for the three and nine months ended September 30, 2016 and September 30, 2015:

(US$ 000's)	For the Three Months Ended September 30,
(unaudited)	2016	2015	% Actual	% Lfl (1)
Net revenues
Bulgaria	$13,789	$14,673	(6.0)%	(6.0)%
Croatia	9,833	9,949	(1.2)%	(2.2)%
Czech Republic	39,031	35,575	9.7%	9.7%
Romania	36,970	32,005	15.5%	16.6%
Slovak Republic	17,864	17,223	3.7%	3.9%
Slovenia	9,555	8,606	11.0%	11.2%
Intersegment revenues	(336)	(709)	NM (2)	NM (2)
Total net revenues	$126,706	$117,322	8.0%	8.2%

(US$ 000's)	For the Nine Months Ended September 30,
(unaudited)	2016	2015	% Actual	% Lfl (1)
Net revenues
Bulgaria	$50,103	$50,877	(1.5)%	(1.4)%
Croatia	38,037	38,184	(0.4)%	(1.8)%
Czech Republic	128,558	122,671	4.8%	3.4%
Romania	118,269	109,561	7.9%	9.1%
Slovak Republic	59,466	54,997	8.1%	8.2%
Slovenia	37,324	35,149	6.2%	6.2%
Intersegment revenues	(845)	(1,150)	NM (2)	NM (2)
Total net revenues	$430,912	$410,289	5.0%	4.8%

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

(US$ 000's)	For the Three Months Ended September 30,
(unaudited)	2016	2015	% Act	% Lfl (1)
OIBDA
Bulgaria	$1,943	$2,223	(12.6)%	(12.4)%
Croatia	(516)	(909)	43.2%	43.9%
Czech Republic	13,180	9,483	39.0%	39.2%
Romania	12,606	6,953	81.3%	83.3%
Slovak Republic	(383)	358	NM (2)	NM (2)
Slovenia	(746)	(1,556)	52.1%	52.2%
Elimination	11	(225)	NM (2)	NM (2)
Total Operating Segments	26,095	16,327	59.8%	61.7%
Central	(8,081)	(7,974)	(1.3)%	(1.4)%
Total OIBDA	$18,014	$8,353	115.7%	120.7%

(US$ 000's)	For the Nine Months Ended September 30,
(unaudited)	2016	2015	% Act	% Lfl (1)
OIBDA
Bulgaria	$8,966	$8,466	5.9%	5.6%
Croatia	5,386	5,925	(9.1)%	(12.4)%
Czech Republic	46,353	43,812	5.8%	3.6%
Romania	45,030	25,733	75.0%	75.1%
Slovak Republic	5,168	3,840	34.6%	27.0%
Slovenia	170	(233)	NM (2)	NM (2)
Elimination	(57)	(260)	NM (2)	NM (2)
Total Operating Segments	111,016	87,283	27.2%	25.3%
Central	(22,262)	(20,671)	(7.7)%	(7.5)%
Total OIBDA	$88,754	$66,612	33.2%	30.7%

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

Non-GAAP Financial Measures
In this release we refer to several non-GAAP financial measures, including OIBDA, OIBDA margin, free cash flow and unlevered free cash flow. We believe that each of these metrics is useful to investors for the reasons outlined below. Non-GAAP financial measures may not be comparable to similar measures reported by other companies. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, US GAAP financial measures.
We evaluate our consolidated results and the performance of our segments based on net revenues and OIBDA. We believe OIBDA is useful to investors because it provides a meaningful representation of our performance, as it excludes certain items that do not impact either our cash flows or the operating results of our operations. OIBDA and unlevered free cash flow are also used as components in determining management bonuses.
OIBDA includes amortization and impairment of program rights and is calculated as operating income / loss before depreciation, amortization of intangible assets and impairments of assets and certain unusual or infrequent items that are not considered by our co-CEOs when evaluating our performance. Stock-based compensation and certain other items are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their respective OIBDA. Our key performance measure of the efficiency of our consolidated operations and our segments is OIBDA margin. We define OIBDA margin as the ratio of OIBDA to net revenues. Intersegment revenues and profits have been eliminated on consolidation.
We have previously used free cash flow as a measure of the ability of our operations to generate cash. We define free cash flow as cash flows from continuing operating activities less purchases of property, plant and equipment, net of disposals of property, plant and equipment and excluding the cash impact of certain unusual or infrequent items that are not included in costs charged in arriving at OIBDA because they are not considered by our co-CEOs when evaluating performance. Following the refinancing transaction completed in April 2016, the amount of interest and related guarantee fees on our outstanding indebtedness that is paid in cash has increased. Since we expect to use cash generated by the business to pay more interest and related guarantee fees in cash, and these cash payments are reflected in free cash flow, we think unlevered free cash flow, defined as free cash flow before cash payments for interest and guarantee fees, better illustrates the cash generated by our operations when comparing periods.
For additional information regarding our business segments, see Part 1, Item 1, Note 18, "Segment Data" in our Form 10-Q.
The analysis in this release contains references to like-for-like or constant currency percentage movements (“% Lfl”). These references reflect the impact of applying the current period average exchange rates to the prior period revenues and costs. Given the significant movement of the currencies in the markets in which we operate against the dollar, we believe that it is useful to provide percentage movements based on like-for-like percentage movements as well as actual (“% Act”) percentage movements (which includes the effect of foreign exchange). Unless otherwise stated, all percentage increases or decreases in the release refer to year-on-year percentage changes between the three and nine months ended September 30, 2016 and 2015.

(US$ 000's)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(unaudited)	2016	2015	2016	2015
Operating income	$8,384	$28,853	60,038	48,055
Depreciation of property, plant and equipment	7,557	6,974	22,469	20,911
Amortization of intangible assets	2,073	2,695	6,247	9,628
Other items (3)	—	(30,169)	—	(11,982)
Total OIBDA	$18,014	$8,353	$88,754	$66,612
(3) Other items for the three and nine months ended September 30, 2016 reflects the reversal of charges related to tax audits in Romania. Since the charges recorded in the fourth quarter of 2014 and the first quarter of 2015 were not included in OIBDA, our subsequent reversal of these charges in the third quarter of 2015 were similarly excluded from OIBDA.

	For the Nine Months Ended September 30,
	2016	2015
Net cash generated from continuing operating activities	$42,564	$79,085
Capital expenditures, net of proceeds from disposals	(19,734)	(26,219)
Free cash flow	22,830	52,866
Cash paid for interest (including mandatory cash-pay guarantee fees)	40,877	10,712
Cash paid for guarantee fees previously paid in kind	27,502	—
Unlevered free cash flow	$91,209	$63,578